Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-219147
September 11, 2017

Pioneering Development in the Gut Microbiome

(NASDAQ: RTTR)

Forward – Looking Statement

This presentation contains forward-looking statements. All statements pertaining to future expectations, beliefs, goals, plans or prospects included in this presentation, including statements regarding the anticipated timing of NDA submission, constitute "forward-looking statements." By their nature, forward-looking statements involve risks and uncertainties that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. The forward-looking statements in this presentation are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation, risks inherent in the development of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights and other risks discussed in our reports filed with the Securities and Exchange Commission, which are available for review at http://www.sec.gov.

We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our business, financial condition and results of operations. Any forward-looking statements that we make in this presentation speak only as of the date of this presentation, and the Company undertakes no obligation to update or revise such statements to reflect events or circumstances after the date of this presentation, except as may be required by law.

This presentation may contain references to our trademark and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this presentation, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

Free Writing Prospectus Statement

This presentation highlights basic information about us and the offering to which this communication relates.

We have filed a registration statement on Form S-1 (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest in our securities, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

The preliminary prospectus, dated September 8, 2017, is available on the SEC website at: https://www.sec.gov/Archives/edgar/data/1460702/000149315217010318/forms-1a.htm

Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: (212) 813-1010, email: prospectus@aegiscap.com.

Ritter Pharmaceuticals Overview

Microbiome Therapeutics Improving Human Health

- Developing novel therapeutics that selectively modulate the gut microbiome to help treat/prevent diseases of significant unmet need
  - Gastrointestinal, Metabolic, Liver Disease, and Immuno-oncology
- Lead product candidate, RP-G28, has the potential to become the first FDA-approved Rx for lactose intolerance
- Large commercial market with significant unmet need
- Anticipated pathway to commercialization
  - Phase 3 trials, initiate in first half of 2018
  - NDA submission in 2019

Established Leadership in the Microbiome

- One of the most advanced therapeutics in microbiome research & development
  - Phase 2a trial (n=62) demonstrated safety and proof-of-concept
  - Phase 2b/3 trial (n=377) demonstrated safety and clinically meaningful benefits to patients
  - Completed End of Phase 2 Meeting with the FDA, entering Phase 3
- Strong intellectual property portfolio and NCE status
- World-renowned scientific advisors and strong executive leadership

Lactose Intolerance Market Summary

Significant Market Opportunity

Key Demographics[1]

- ***>1 billion*** global lactose intolerant population
  - ***65 million*** in Europe
  - ***90 million*** in Japan
- ***40 million*** U.S. lactose intolerant population
  - ***9 million*** are moderate/severe patients
  - U.S. prevalence rates:
    - 90% Asian descent
    - 85% African descent
    - 75% Hispanic descent

Global Penetration Rates of Lactose Intolerance[2]


91-100%
81-90%
71-80%
61-70%
51-60%
41-50%
31-40%
21-30%
11-20%
1-10%
0%
no data

No prescription drug currently available for LI despite patient ***desire and need*** for a prescription treatment

1. Objective Insights, "Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28." June, 2012.
2. Bouwma A., Crawford D., Malladi S., Mirabito P., Oleksiak M., Osborn J., & Seawell P. (2010). Worldwide Distribution of Lactose Intolerance. Case Study.

Unsatisfactory Treatment Options

Significant $ Spend on OTC Products

OTC Product Sales

- ***$2.45 billion*** FY2015 annual sales in U.S. for OTC LI products[1]
- ***$400/person*** annual spend on LI management options[3]

Current Treatments Lack Solution

- ***60%*** of patients ***continue*** to ***seek*** a better ***solution*** – reinforces unsatisfactory treatment options[2]:
  - Challenging to avoid all dairy and "hidden" lactose can cause unexpected symptoms
  - Lactase Supplements are inconvenient and not reliable
- ***High importance*** - Patients want to be able to consume a "normal diet" with dairy foods without worrying about symptoms


% of Patients Dissatisfied with Current Physician Recommended LI Management Options2
Physicians
Patient Satisfaction
70%
54%
65%
29%
66%
46%
Dairy Avoidance
Lactase Supplements
Lactose/Dairy-Free Foods

1. Lactose Intolerance Market Analysis Report - 2012
2. Objective Insights, "Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28." June, 2012.
3. Internal Formula – Lactaid Purchase 3x Month x 12 Months

Patients Seek Treatment

Symptoms Driving Strong Consumer Demand[1,2]

Symptoms

- ***82%*** of lactose intolerance patients experience symptoms ***weekly*** or ***more frequently***
- ***>50%*** report their lactose intolerance ***moderately*** or ***severely*** impacts their daily activities
- Long-term health concerns (such as Osteoporosis, hypertension)

LI Impacts Patient's Daily Activity



18%
30%
38%
15%
Doesn't Impact
Slightly Impacts
Moderately Impacts
Severely Impacts

Treatment Demand

- ***78%*** of LI patients are interested in consuming dairy products without discomfort
- LI patients are ***VERY*** likely to ***ASK*** for and ***TAKE*** an FDA-approved treatment
- ***>70%*** of LI patients are "extremely interested" or "interested" in an FDA-approved treatment

Consumer Interest in FDA Approved Drug to Treat Lactose Tolerance



38%
35%
18%
9%
Extremely Interested
Interested
Slightly Interested
Not Interested

1. Objective Insights, "Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28." June, 2012.
2. Engage Health Inc.,"Market Potential for an Rx and Nutritional Supplement Product for Lactose Intolerance in the US." June, 2008.

RP-G28

Novel Lactose Intolerance Treatment

- Modulates the gut microbiome: Designed to stimulate growth of lactose metabolizing colonic bacteria
- Novel, non-digestible oligosaccharide
  - Ultra high-purity
  - Not absorbed during transit through GI tract/non-systemic
- Expected one-time, 30-day course of treatment
  - Substantial durability of treatment effect expected (years)
  - Patients can be re-treated if needed
- Delivered in a sachet powder, mixed with water



Target claim:

For the treatment of lactose intolerance

Mechanism of Action
Microbiome Modulation

Lactose Intolerance:

- Inadequate lactase activity, lactose not broken down properly
- Bacteria in GI tract ferments lactose, causing gas
- Leads to gastric symptoms: abdominal pain, gas, cramping, bloating, diarrhea


GAS

RP-G28 Promotes Colonic Adaptation

- Stimulates and adapts the bacteria in GI tract to metabolize lactose
  - Increase lactose-metabolizing bacteria
  - Decrease gas producing bacteria
- Lactose is broken down, reducing gas production and gastric symptoms



Phase 2b/3: Clinical Trial Protocol Design

Largest well-controlled LI study ever conducted

- Double-blind, placebo-controlled, 15 U.S. clinical sites, n=377
- Inclusion/Exclusion
  - Inclusion/exclusion criteria – Blinded lactose challenge, multi-point cardinal symptoms score, bristol stool test & hydrogen breath test measuring lactase deficiency
- Primary Endpoint
  - Established a well-defined patient-reported outcomes tool
  - Composite score represents the diverse constellation of GI symptoms (abdominal pain, cramping, bloating and gas)
  - Proportion of subjects who report a clinically meaningful reduction in lactose intolerant symptoms
  - Endpoints incorporates FDA's recommendations prior to un-blinding the data



Screening Phase
Treatment Phase
No Dairy Consumption
Post-Treatment Phase
Dairy Consumption
Screening & Randomization Baseline Measurements
Group A: RP-G28 Low Dose
Group B: RP-G28 High Dose
Group C: Placebo
Post-Treatment Measurements
30-Day Dairy Consumption
30 Day's Post-Treatment Measurements
-7 days
1-30 days
31 day
32-60 days
61 Day

Phase 2b/3: Primary Endpoint Analysis

Lactose Intolerance Symptom Composite

- Significant reduction of lactose intolerance symptoms after a 30-day course of treatment
- Primary endpoint met statistical significance in efficacy subset analysis after removing subjects from an anomalous site[2]
  - Significant inconsistent patient baseline characteristics observed, among other data differences at one study center was excluded from analysis (Efficacy Subset).
- Statistical significance was reported in both dose arms[2]: Low Dose: p=0.0434; High Dose: p=0.0294
- 14% delta between RP-G28 and placebo is comparable with recent FDA-approved GI drugs which averaged 11% delta[3]

% Patients Meeting Symptom Composite Improvement[1]
(Post-Treatment/Day 31)



Placebo
Treatment
% of Patients Reporting Response
50%
40%
30%
20%
31%
40%
26%
40%
mITT Population (N=368)
Efficacy Subset mITT (N=296)
P-Value
0.0618
0.0159

1. As defined as patients reporting a >4-point change in Abdominal Symptom Composite Score post-treatment (Day 31) compared to baseline or a zero Abdominal Symptom Composite Score post-treatment.
2. Observed inconsistent data from one study center was excluded from analysis (Efficacy Subset), see slide 29
3. See slide 30, GI Treatments – Approval Endpoints Analysis

Phase 2b/3: Summary Results*

Clinically Meaningful Benefits

Clinically Meaningful Benefit	**40%** Report Meaningful Treatment Benefit (i.e.: Dramatically Reduced Symptoms of LI) Post-Treatment
Positive Global Impression	**83%** Report Adequate Relief **66%** Very or Extremely Satisfied
Real World Benefit	**1.5 Cups/d** Milk Consumed by Patients 30-Days After Treatment
$\geq$ 6 Months Durability of Treatment[1]	**41%** Continued to Consume $\geq$ 1.5 cups/d milk **82%** Report No or Mild Symptoms

*Results includes Efficacy Subset population and does not include inconsistent data from one study center
[1]Interim analysis of Phase 2b/3 Extension Study

Phase 2b/3: Individual LI Symptoms

Meaningful Clinical Response in LI Observed

A large number of treated patients report **meaningful symptom improvement** in each individual key LI symptom compared to placebo patients

% Patients Responders by Individual Key LI Symptoms[1,2]



Placebo
Treatment
% of Patients Reporting Response
55%
45%
35%
25%
46%
56%
40%
55%
41%
55%
33%
44%
Abdominal Pain
Cramping
Bloating
Gas Movement

P-Value	Abdominal Pain	Cramping	Bloating	Gas Movement
P-Value	0.1046	0.0257	0.0282	0.0599

Treatment patients were more likely to report **complete elimination of symptoms** (based on a 0-10 severity scale) compared to the placebo group

% Patients Reporting Complete Elimination Symptom[1,2]



Placebo
Treatment
% Patients Reporting Zero Score
40%
30%
20%
10%
0%
22%
31%
16%
35%
16%
30%
2%
16%
2%
13%
Abdominal Pain
Cramping
Bloating
Gas Movement
Symptom Composite

P-Value	Abdominal Pain	Cramping	Bloating	Gas Movement	Symptom Composite
P-Value	0.0144	0.0020	0.015	0.0005	0.004

1. Patients reporting a >4-point improvement from baseline or a score of zero post-treatment.
2. Efficacy Subset PP, observed inconsistent data from one study center was excluded from analysis.

Phase 2b/3: Global Patient Assessment Data

Positive Patient's Perspective on Symptom Improvement

- All key global patient assessments:
  - Consistently support important and meaningful treatment benefits
  - Treatment group is statistically significant and different than placebo group in each assessment
- Treatment patients consistently report:
  - ***No or mild symptoms*** over 7-days when dairy was included back into their diets
  - ***Very or extremely satisfied*** with RP-G28 preventing or treating their lactose intolerance symptoms
  - ***Adequate relief*** from lactose intolerance symptoms after treatment
  - ***Very much or much improvement*** 30-days after treatment

Global Impression: % Patients Responding[1]



Placebo
Treatment
% of Patients Response
90%
80%
70%
60%
50%
40%
30%
20%
64%
82%
52%
66%
73%
83%
25%
40%
No or Mild Symptoms
Very or Extremely Satisfied
"Yes" Adequate Relief
Very Much or Much Improvement

P-Value	0.0013	0.0302	0.042	0.0343

1. Efficacy Subset PP, observed inconsistent data from one study center was excluded from analysis.

Phase 3

Expected Clinical Trial Protocol Design

- Double-blind, placebo-controlled, multi-center trial
- Designed with input from an End of Phase 2 Meeting with the FDA
- Two confirmatory parallel run clinical trials (trial design similar to Phase 2b/3)
  - Well-defined patient population with proven screening methods
  - Validated symptom assessment measures to capture appropriate clinical outcome endpoints
  - Additional components to allow for claims of durability of effect
- Primary endpoint: Comparing baseline composite symptom score to 30-days post-treatment symptom score (Phase 2b/3 data support endpoint, p=0.008)[1]



Screening Phase
No Dairy Restriction
Treatment Phase
No Dairy Consumption
Post-Treatment Phase
Dairy Consumption
Durability
Dairy Consumption
7-Day Real World Milk/Dairy Assessment
Blinded Lactose Challenge/HBT
1:1 Randomization
Group A: RP-G28
Group B: Placebo
Blinded Lactose Challenge
30-Day Real World Milk/Dairy Assessment
Blinded Lactose Challenge
Lactose Challenge/7-Day Real World Assessments
-10 days
1-30 days
31 day
32-60 days
61 day
3 & 6 months

1. Projected Phase 3 trials results utilizing Phase 2b/3 clinical trial data

Timeline to Anticipated Commercialization[1]


2017
2018
2019
2020
Phase 3 Preparation2
Phase 3 Clinical Trial
PK and non-clinical
NDA Prep & Filing
Start of NDA Review

1. Anticipated timeline only. NDA filing and commercialization is predicated on financing activities, continued FDA feedback and guidance, and phase 3 trial initiation timing and trial results, among other unforeseen factors that may delay and/or cause changes to the timeline.
2. Development and preparation of phase 3 program; including pre-clinical, non-clinical and CMC activities

Strong Intellectual Property
14 Issued Patents

- Compositions and Methods of Use: 9 issued patents - U.S., EU, and AU
- Manufacturing Processes: 5 issued patents – U.S., EU, CN, and JP
- NCE Market Exclusivity
  - From date of approval, 5 years in the United States and 8 years in Europe
- Additional Information
  - Patents expiring in 2030, with a potential Patent Term Extension in the United States (and SPC in Europe)
  - 27 pending patent applications – the United States and other key international markets
  - RP-G28 is not absorbed into the bloodstream; thus, formulation options for follow-on/generic products may be limited as generic approval based on bioavailability claims would be difficult to establish.

IP Counsel: Knobbe, Martens Olson & Bear LLP

Pharmaceutical Composition Patents: US 9,592,248; US 9,579,340; EP2400839; GB2480042
Method of Use Patents: US 9,370,532; US 8,785,160; US 8,492,124; US 8,486,668; AU2010218439
Manufacturing Process Patents: US 9,200,303, EP 2462234, IT 1395068, ZL201080035013.2; JP6105680

Financial Snapshot – NASDAQ: RTTR

Capitalization Table (As of 9/8/2017)		WAEP	$ Value	% of Fully Diluted
Common Shares Outstanding	14,756,521			82.46%
Warrants	578,323	$8.45	$4,886,829	3.23%
Stock Options	2,559,924	$5.91	$15,129,151	14.31%
Fully Diluted Shares Outstanding	17,894,768			**100%**

Summary Highlights

Microbiome Therapeutics Improving Human Health

- Lead product candidate has potential to become the first FDA-approved drug for lactose intolerance
- Large commercial opportunity with motivated patients with significant unmet medical need
- Clinical trials showed clinically meaningful treatment benefit in the reduction of lactose intolerance symptoms lasting beyond treatment
- Colonic adaptation technology has potential in multiple other indications
- Strong intellectual property portfolio and NCE status

Thank You

Ritter Pharmaceuticals, Inc.

www.RitterPharma.com

Leadership and Management

Ira E. Ritter Chairman, Co-Founder, Chief Strategic Officer	40+ years serving on Executive Boards; Rockwood, Oak Media, RG Publishing • President and Chairman of Rockwood, produced over 200 private label HBA products for major national retailers including GNC and K-Mart
Michael D. Step Chief Executive Officer	25+ years of experience in the pharmaceutical industry • Recently, Sr. VP Corp. Development at Santarus (acquired by Salix in 2014); formerly VP Corp. Development at Amylin Pharmaceuticals and positions at Dura Pharmaceuticals, Hoffmann-La Roche & Syntex Labs
Andrew J. Ritter Co-founder and President	15+ years of research in gastrointestinal diseases • Former President of Ritter Natural Sciences, developed and marketed digestive healthcare products. Wharton MBA
Ellen Mochizuki Vice President of Finance	27+ years of financial accounting experience • Consulted with various biopharmaceutical companies; formerly the Dir. of Accounting for Northrop Grumman Corp., and Sr. VP at IndyMac Bank

Board of Directors
Ira E. Ritter Chairman
Matthew W. Foehr President & COO, Ligand Pharmaceuticals
Gerald T. Proehl President & CEO, Dermata Former President & CEO, Santarus
William Merino, Ph.D. Former Sr. VP Worldwide Regulatory Affairs at Warner Lambert Pharmaceuticals
Paul V. Maier Former CFO, Sequenom, Inc.
Michael D. Step Chief Executive Officer
Andrew J. Ritter Co-founder and President
Noah J. Doyle Managing Director, Javelin Ventures

Medical Advisory Board

Dennis Savaiano, Ph.D. Chair	Professor of Foods & Nutrition & Associate Provost at Purdue University; Considered one of the foremost experts on lactose intolerance in the world
W. Allan Walker, M.D.	Director of the Division of Nutrition at Harvard Medical School
William J. Sandborn, M.D.	Chief, Division of Gastroenterology and Director at University of California San Diego Inflammatory Bowel Disease Center and Professor of Clinical Medicine
Todd Klaenhammer, Ph.D.	Director of the Southeast Dairy Foods Research Center & Professor of Food Science, Microbiology & Genetics at North Carolina State University; National Academy of Science Member
Byron L. Cryer, M.D.	Professor of Medicine in Digestive & Liver Diseases and Associate Dean at the University of Texas Southwestern Medical Center at Dallas & the North Texas VA Health Care System
Warren Grundfest, M.D., FACS	Professor at the University of California Los Angeles
Harry Greene, M.D.	Former Chief, Division of Pediatric Gastroenterology/Nutrition and Director of the NIH sponsored Clinical Nutrition Research Unit
Roger Clemens, Ph.D.	Associate Director of the Regulatory Science Program at the University of Southern California's School of Pharmacy

Anomalous Data Observations from One Study Site

- Multiple baseline score differences observed
  - Each individual key LI symptom and composite score presented higher ratings at this center (statistically significant differences)
  - Patients reported 2x more milk intake prior to entry into the trial compared to the other subjects (abnormal amount for an LI patient)
  - Patients reporting severe GI symptoms during a lactose challenge, however reporting 2 cups/d of milk consumption in a real world setting is inconsistent for a patient presenting with LI
  - Screening pass rate was significantly higher at this center
- Multiple end of treatment differences observed
  - Inconsistent hydrogen production responses at Day 31 and Day 61
  - Higher then expected global assessment responses (some responses reaching 100%)


Baseline Symptom Composite Score
Baseline Avg. Score
6.50
5.50
4.50
5.20
5.63
6.20
Phase 2
Phase 2b/3
Anomalous Site


Baseline Dairy Intake Levels
Avg. Cup of Dairy
2.50
2.00
1.50
1.00
1.21
2.14
All Other Sites
Anomalous Site

GI Treatments – Approval Endpoints Analysis

Treatment v. Placebo, Delta differences

RP-G28's efficacy rates are comparable to recent FDA-approved GI treatments:

Approved Treatments	Indication	Treatment % Responders	Placebo % Responders	Delta Drug v. Placebo
Amitiza[1]	IBS-C	14%	8%	6%
Entyvio	Ulcerative Colitis[2]	47%	26%	21%
	Crohn's[3]	15%	7%	8%
Viberzi[4]	IBS-D	25%	17%	8%
Linzess[5]	IBS-C	34%	27%	7%
		20%	6%	13%
Averages		**26%**	**15%**	**11%**
RP-G28[6]	Lactose Intolerance	40%	26%	14%

1. "AMITIZA Efficacy Profile for IBS-C." *Study Results 1*. AMITIZA (lubiprostone).
2. "Efficacy Data from UC Trials I and II." *Efficacy Profile: Ulcerative Colitis*. Entyvio (Vedolizumab).
3. "Efficacy Data from CD Trials I, II, and III." *Efficacy Profile: Crohn's Disease*. Entyvio (Vedolizumab).
4. "Efficacy | VIBERZI (eluxadoline) CIV." *Viberzi (eluxadoline)*. Allergan.
5. "Medication Guide LINZESS Capsules, for Oral Use." pg 20. LINZESS (linaclotide), Jan. 2017.
6. Observation of irregular data from one of the centers was excluded from analysis.

Phase 2a Trial

Study Design & Protocol Overview

- 62-subject, double-blind, placebo-controlled multi-centered trial
  - Dosed 1.5g/d increased forced titration to 15g/d over 35 days BID
- Inclusion criteria to validate lactose intolerance
  - Positive hydrogen breath test (20 ppm HBT > baseline)
  - Moderate to severe symptoms based on a lactose challenge (≥12 on total symptoms)
- Endpoints
  - Lactose digestion (measured by breath hydrogen)
  - Lactose intolerance symptoms (after a 25g lactose challenge)
  - Microbiome sequencing and genetic analysis of colonic microflora


Day 0
Dairy Avoidance Diet
Day 36
Dairy Encouraged
Day 66
Baseline
25g Lactose Challenge, HBT Stool Collection
RP-G28 (n=42)
35 Days Dosing
Placebo (Sweetose) (n=20)
Post-Treatment
25g Lactose Challenge, HBT Stool Collection
30 Days No Dosing
Follow-up
25g Lactose Challenge, HBT Stool Collection

Phase 2a Clinical Data

Demonstrated Safety & Efficacy

- Well tolerated, no SAEs reported
- Treated patients were 6x more likely to report lactose tolerance 30-days after treatment (p=0.039)
- Durable reduction in abdominal pain at Day 36 & Day 66 (p=0.019)
- 70% reduction in abdominal pain at Day 36



Global Assessment[1]
Placebo (n=18), RP-G28 (n=40)
No Abdominal Pain[2]
Placebo (n=19), RP-G28 (n=36)
RP-G28
Placebo
70%
60%
50%
40%
30%
20%
10%
0%
Percent of Subjects
P=0.039
P=0.019
Lactose Tolerant Day 66
No Pain Day 36 & 66

Data presented at DDW May 2012 and ISAPP Conference 2013, published in *Nutrition Journal*, 2013

1. Patients reporting "tolerance to dairy foods" at day 66
2. Abdominal pain responder defined as number of patients that reported NO pain at both Day 36 & Day 66 time points

Phase 2a Microbiome Data

Mechanism of Action - Validated

- 82% of subjects on treatment showed significant alterations in their microbiome[1]
  - Composition shifts correlated with clinical outcomes of improved lactose tolerance
- 90% of treated patients were found to have increased *bifidobacteria* post-treatment
- Lactose-metabolizing bacteria increased:
  - *Faecalibacterium, Roseburia, Lactobacilli and Bifidobacterium*
- Change in the fecal microbiome of treated subjects maintained for 30-days post-treatment

Changes in Operational Taxonomic Units (OTUs)

by Terminal Restriction Fragment Length Polymorphism (TRFLP) Analysis


ΔT-RFLP Unique Profiles
400
350
300
250
200
150
100
50
0
Day 0
Day 36
Day 66
RP-G28 (n=35)
Placebo (n=17)

Data published in *Proceedings of the National Academy of Sciences*, 2017

[1] M. Andrea Azcarate-Peril, et al. DDW Conference; 2013 May 18-21; Orlando, FL.

Indication Development Pipeline

Clinical & Pre-Clinical Development Efforts

- Discovering the functionality and the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of disease states:
  - Gastrointestinal, Metabolic, Liver Disease, and Immuno-oncology
- Partnering with renowned academic centers



Discovery
Preclinical
IND
Clinical
Lactose Intolerance
Metabolic Syndrome
Liver Disease
(NASH & NAFLD)
Immunology/Oncology